     As filed with the Securities and Exchange Commission on April 5, 1996

                                                   Registration No. 33-_________

- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D. C.
                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------


                            SOTHEBY'S HOLDINGS, INC.
                          (Exact name of registrant as specified in its charter)

                             Michigan                                                 38-2478409
  (State or other jurisdiction of incorporation or organization)        (I.R.S. Employer Identification Number)

                           500 North Woodward Avenue
                                   Suite 100
                       Bloomfield Hills, Michigan  48304
                    (Address of principal executive offices)

             SOTHEBY'S HOLDINGS, INC. DIRECTOR STOCK OWNERSHIP PLAN
                            (Full title of the plan)
                       ----------------------------------

                              Kevin A. Bousquette
                              c/o Sotheby's, Inc.
                                1334 York Avenue
                           New York, New York  10021
                                (212)  606-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


                                                      Proposed maximum         Proposed maximum
Title of securities to be          Amount to be        offering price             aggregate                 Amount of
     registered                     registered          per share (1)          offering price            registration fee
 Class A Limited Voting
 Common Stock                                50,000             $14.4375                $721,875.00               $248.93



(1) Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Limited Voting Common Stock as reported on the New York Stock Exchange Composite Tape on April 3, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 ("the Exchange Act"). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Dividends

         With respect to the dividend rights of the Registrant's capital stock, each share of Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), and Class A Limited Voting Common Stock (the "Class A Common Stock") is entitled to dividends if, as, and when declared by the Board of Directors of the Registrant. Under the Michigan Business Corporation Act, the Registrant may not declare and pay dividends (other than in shares of its capital stock), if after the dividend (a) the Registrant would not be able to pay its debts as they become due or (b) the Registrant's total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential rights of holders of the Registrant's preferred stock if the Registrant were to be dissolved at the time of the dividend. Any dividend that may be declared and payable in cash, capital stock of the Registrant (other than Class A Common Stock or Class B Common Stock), or other property will be paid equally on the Class A Common Stock and the Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

Voting Rights

         Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters submitted to a vote of the shareholders. Except as described below, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the shareholders. The holders of a majority of the outstanding shares of Class A Common Stock or Class B Common Stock, voting as separate classes, must approve certain amendments to the Articles of Incorporation that adversely affect the shares of their class.

         So long (and only for so long) as the principal United States stock exchange on which the Class A Common Stock is listed requires that the holders of the Class A Common Stock, voting separately as a class, have the right to elect 25% of the Company's Directors, the holders of the Class A Common Stock will be entitled to elect 25% of the Company's Directors, rounded up in each instance when necessary so that the holders of the Class A Common Stock, voting separately as a class, elect not less than 25% of the Company's Directors, and the holders of the Class B Common Stock, voting separately as a class, will elect the remaining 75% of the Directors, rounded down in each instance when the number of Directors elected by the holders of Class A Common Stock is rounded up. At any time that the holders of Class A Common Stock have the right to elect 25% of the Company's Directors, if the number of outstanding shares of Class B Common Stock falls below 12.5% of the aggregate number of outstanding shares of Class A and Class B Common Stock, then the holders of Class A and Class B Common Stock will vote together as a single class to elect the remaining 75% of the Company's Directors. The Class A Common Stock is listed on the New York Stock Exchange, which currently requires such class voting rights.

         Shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

Liquidation Rights

         In the event of the liquidation, dissolution, or winding up of the Company, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

Other Rights

         No shareholder of the Company has preemptive or other rights to subscribe for additional shares of the Company.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation require the Company to indemnify its Directors (including directors of subsidiaries) (and give the Company authority to indemnify its officers (including officers of subsidiaries), subject to their satisfying certain standards of conduct) for expenses, judgments, fines, or amounts paid in settlement of civil, criminal, administrative, and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). In addition, the Company's Articles of Incorporation limit the liability of the Company's Directors to the Company or its shareholders for monetary damages for breach of the Directors' fiduciary duties. In addition, the Company maintains directors' and officers' liability insurance that, under certain circumstances, would cover alleged violations of the Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following exhibits are being filed with this Registration
Statement:

         4         Summary of Sotheby's Holdings, Inc. Director Stock
                   Ownership Plan.

         5 Opinion of Miro Weiner & Kramer, counsel to the Registrant, as to the legality of the shares.

         23(a)     Consent of Deloitte & Touche LLP.

         23(b)     Consent of Miro Weiner & Kramer (included in Exhibit 5).

         24        Powers of Attorney.

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in response to Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the

         Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of April, 1996.

                                        SOTHEBY'S HOLDINGS, INC.


                                        By:     /S/DIANA D. BROOKS
                                                ------------------------------
                                                Diana D. Brooks, President and
                                                Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               Signature                                        Title                                   Date
               ---------                                        -----                                   ----
                    *                                   Chairman of the Board                       April 5, 1996
- ---------------------------------
A. Alfred Taubman

                    *                                 Vice Chairman of the Board                    April 5, 1996
- ---------------------------------
Max M. Fisher

                    *                                Deputy Chairman of the Board                   April 5, 1996
- ---------------------------------
Lord Camoys

/S/DIANA D. BROOKS                               President, Chief Executive Officer,                April 5, 1996
- ---------------------------------
Diana D. Brooks
             and Director

/S/KEVIN A. BOUSQUETTE                                Senior Vice President and                     April 5, 1996
- ---------------------------------
Kevin A. Bousquette                                    Chief Financial Officer

                    *                                          Director                             April 5, 1996
- ---------------------------------
Viscount Blakenham

                    *                                          Director                             April 5, 1996
- ---------------------------------
Walter J. P. Curley

                    *                                          Director                             April 5, 1996
- ---------------------------------
The Marquess of Hartington

                    *                                          Director                             April 5, 1996
- ---------------------------------
R. Julian de la M. Thompson

/S/PATRICIA CARBERRY                                Vice President, Controller and                  April 5, 1996
- ---------------------------------
Patricia Carberry
Chief Accounting Officer



*By:    /S/KEVIN A. BOUSQUETTE
        ----------------------
        Kevin A. Bousquette
        Attorney-in-Fact

                            SOTHEBY'S HOLDINGS, INC.

                                 EXHIBIT INDEX




        Exhibit                                 Title of Exhibit
        -------                                 ----------------

         4          Summary of Sotheby's Holdings, Inc. Director Stock
                    Ownership Plan.

         5 Opinion of Miro Weiner & Kramer, counsel to the Registrant, as to the legality of the shares.

         23(a)      Consent of Deloitte & Touche LLP.

         23(b)      Consent of Miro Weiner & Kramer (included in Exhibit 5).

         24         Powers of Attorney.